Exhibit 99(h)(2)

WHOLESALE MARKETING AGREEMENT

THIS AGREEMENT is entered into effective as of the 24th day of August 2018, by and among ALPS Distributors, Inc., a Colorado corporation (the “Distributor”) and S2K Financial LLC, a Delaware limited liability company (“S2K”).

WITNESSETH:

WHEREAS, the Distributor has entered into a Distribution Agreement with each fund set forth in Exhibit A hereto, each a Delaware statutory trust and each of which is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as a closed-end management investment company (each a “Fund” and collectively referred to as the “Funds”);

WHEREAS, the Distributor is the distributor of each Fund and enters into broker-dealer selling agreements (“Selling Agreements”) with respect to each such Fund;

WHEREAS, the Funds’ shares may be sold by broker-dealers registered with the Securities and Exchange Commission (the “SEC”) and the Financial Industry Regulatory Authority (“FINRA”); and

WHEREAS, the Distributor wishes to retain S2K, through registered representatives of S2K (“Authorized S2K Representatives”), to introduce the Funds to registered representatives of broker-dealers and registered investment advisers located at the financial institutions (each, an “Intermediary” and collectively, “Intermediaries”) that may have customers interested in investing in a Fund.

NOW, THEREFORE, in consideration of these premises and of the mutual covenants and agreements hereinafter contained, the sufficiency of which is hereby acknowledged by the parties, the parties hereto agree as follows:

1.             Services Provided by S2K. S2K agrees, subject to the provisions of this Agreement, through its Authorized S2K Representatives, to use its reasonable best efforts to market the Funds to the Intermediaries, and to identify, refer and/or introduce Intermediaries to the Funds. In connection therewith, S2K may (i) engage in seminars, conferences and media interviews for financial intermediaries; (ii) distribute sales literature and other communications (including electronic media) regarding the Funds, subject to review and approval of such material by the Distributor; and (iii) perform other services reasonably contemplated in writing by S2K and the Distributor.

S2K shall not act as an underwriter in connection with S2K’s wholesale activities relating to shares of the Funds where S2K receives all or substantially all of the sales load, as set forth in each Fund’s then-current prospectus (“Prospectus”).

S2K will market the Funds to Intermediaries that:

(a)           are registered as “broker-dealers” with the SEC, FINRA, and any other applicable jurisdiction in which they operate and are required to be so registered by law;

(b)          will enter into a Selling Agreement agreed to by Distributor and such “broker-dealers,” or in such other form of Intermediary agreement (which shall include, without limitation, broker/dealer Selling Agreements, platform agreements and wirehouse agreements) as required by an Intermediary with the Distributor to sell shares of the Funds to investors (copies of which shall be made available to S2K); and

(c)          will sell shares of the Funds through representatives in accordance with the then-current applicable Prospectus and in accordance with the provisions of the Selling Agreement.

2.            Services Provided by the Distributor.

(a)          The Distributor will coordinate the completion and execution of Selling Agreements with broker-dealers and/or Intermediaries.

(b)          Advertising and Sales Literature Review

(i)           The Distributor shall provide review of broker-dealer related advertising and sales literature pieces (“marketing pieces”) submitted to Distributor by S2K. Documentation (which shall include electronic correspondence) not defined as “marketing pieces,” which shall include, but is not limited to, correspondence and materials provided directly in response to due diligence requests, shall be principally reviewed and approved by S2K.

(ii)          Distributor’s services are based on the understanding that S2K will utilize current systems and expertise owned by Distributor, specifically the AdLit Advertising Review System (“AdLit”), and that Distributor will base its reviews on: (i) the guidelines contained within Distributor’s Sales and Advertising Guide and Distributor’s Written Supervisory Procedures; (ii) rules and guidance issued by FINRA and the SEC related to communications with the public and/or communications to institutional investors, as those terms are defined in FINRA Rules 2210 and 2211 and in various other FINRA and SEC rules and interpretive material; and (iii) Distributor’s submission guidelines with respect to the use of trademarked and/or copyright materials, to the extent applicable. All material submitted to Distributor will be provided by Distributor to S2K with comments or approval no later than three business days after receipt in AdLit.

(iii)         Each marketing piece submitted to Distributor for review will be subject to the following process:

a)            Each piece will undergo review at Distributor by a FINRA-licensed registered principal possessing the required expertise and appropriate license to review the marketing piece submitted to Distributor;

b)           Distributor’s comments shall consist of (i) recommendations for changes that, in the opinion of the Distributor reviewer, will be consistent with the guidelines specified by Distributor in Section 2(b)(ii) above, or (ii) in the form of an acknowledgement that the submitted material is consistent with such guidelines with no additional changes. In the event of the latter, the item will be approved by the registered principal and filed with the applicable regulatory body if necessary;

c)           Distributor will provide system training and ongoing consulting with respect to advertising review guidelines and rules for each marketing piece submitted via the process described herein; and

d)           Distributor will make all required FINRA filings of marketing materials which have been approved by Distributor.

(iv)          If S2K wishes Distributor to perform an expedited review of marketing pieces within one business day of Distributor’ receipt of such marketing pieces, the expedited review will be performed subject to and in accordance with the following:

a)           A charge of $250 will apply to each request for expedited review, in addition to FINRA filing fees.

b)           The marketing piece must be 30 pages or less in actual length in order to be considered for expedited review. Web pages and other marketing pieces over 30 pages require a more in-depth review; therefore, Distributor cannot guarantee a one business day review for these items.

c)           The marketing piece must be submitted via Distributor’s AdLit system by no later than 3:00 P.M. Mountain Time (2:00 P.M. PT/5:00 P.M. ET) on a business day in order to ensure that the Distributor has a full one business day to review and provide S2K with comments within such one business day timeframe.

d)           S2K must check the box on the AdLit coversheet whereby S2K requests and accepts the terms and fee(s) associated with expedited review in order to ensure that Distributor is notified of the expedited request.

e)            Distributor cannot guarantee that a marketing piece will be APPROVED within one business day of being received via AdLit. Distributor will review and submit comments to S2K within this timeframe. If Distributor fails to provide S2K with comments within one business day, the $250 expedited review charge will not apply.

3.             Performance Requirements. S2K shall devote sufficient staff and expenditures to the performance of its services as shall be consistent with industry standards for the marketing of shares of the Fund. S2K shall perform these services in a professional and competent manner and shall provide such office space and equipment, telephone facilities and personnel as it determines may be reasonably necessary or beneficial in order to provide such services at no cost to the Distributor.

4.             Duration and Termination. The term of this Agreement shall commence on the Effective Date and shall end on the 60th day following a written notice from one party to the other of its decision to terminate this Agreement at the end of such 60-day period or upon termination of the applicable Distribution Agreement with respect to a Fund. Termination of this Agreement as to a Fund shall not terminate this Agreement with respect to any other Fund so long as such other Fund’s (or Funds’, as the case may be) Distribution Agreement is effective. If this Agreement is terminated by one party, it shall terminate the entire Agreement.

5.	Compensation; Expenses

(a)           As described in the Fund’s Prospectus, the Fund may impose a sales charge “load” in connection with the purchase of shares of the Fund, a portion of which will be paid to S2K pursuant to the terms and conditions of the Prospectus.

(b)           In consideration of the marketing, sales and other related activities provided by S2K, the Distributor may compensate S2K for such services on each Fund’s behalf and at the direction of each such Fund. The amount of compensation payable by the Distributor to S2K hereunder shall be determined on a class by class basis. At the direction of each Fund, ALPS or its designated agent will facilitate the payment of the applicable dealer reallowance fee to S2K in the amounts set forth in Exhibit B hereto. S2K shall perform such distribution-related activities for which such payments are appropriate under all applicable rules and regulations and shall make such occasional certification as required by the Distributor to such effect.

(c)           No compensation with respect to a Fund shall be due and owing hereunder until the Distributor actually receives payments from such Fund, to the extent applicable.

(d)           Notwithstanding anything to the contrary herein, in no event shall S2K be entitled to receive fees or compensation that would cause a Fund’s sales charges to exceed the maximum amount allowed under FINRA rules or applicable law.

(e)           S2K shall reimburse Distributor for all reasonable out-of-pocket expenses, including but not limited to: FINRA advertising/filing fees (including additional fees for expedited reviews as set forth in Section 2(b) herein).

6.	Representations.

(a)           S2K hereby represents and warrants to the Distributor that:

(i)           It is a limited liability company duly organized and existing and in good standing under the laws of the State of Delaware;

(ii)          It and all requisite personnel have or shall obtain and each shall use their best efforts to maintain all approvals and licenses necessary for the performance of the Services including proper registration and licensing with the SEC and or FINRA, as applicable;

(iii)         It is and will use its best efforts to remain duly licensed or registered with the SEC, applicable state securities regulators and FINRA, as applicable;

(iv)         It is empowered under applicable laws and by its limited liability company agreement to enter into and perform this Agreement;

(v)          No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by S2K of this Agreement;

(vi)         There are no actions, suits or proceedings pending, or to the knowledge of S2K, threatened against S2K at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of S2K;

(vii)        The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by S2K will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over a Fund, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of S2K;

(viii)       It will make no representations concerning a Fund other than those contained in the applicable Prospectus or in any promotional materials or sales literature furnished to S2K by the Distributor or prepared by S2K and approved for use by the Distributor, except as otherwise noted in this Agreement;

(ix)         While it is authorized by the Distributor to solicit purchases of Fund shares, it is understood that it will not open or maintain customer accounts or handle orders for a Fund;

(x)          All requisite corporate actions have been taken to authorize it to enter into and perform this Agreement;

(xi)          It and Authorized S2K Representatives are and will use best efforts to remain properly registered with and licensed by the SEC and are and will use best efforts to remain members in good standing of FINRA or any relevant subsidiary thereof, as applicable;

(xii)        The Authorized S2K Representatives will be registered representatives of S2K and subject to S2K’s supervisory oversight in accordance with all applicable laws, rules and regulations in connection with the services provided hereunder; and

(xiii)        S2K understands and agrees that this Agreement does not relieve S2K of any obligation to which S2K may be subject under any applicable federal or state law.

(b)           The Distributor represents and warrants to S2K that:

(i)            It is a corporation duly organized and existing and in good standing under the laws of the State of Colorado;

(ii)          It is a member of FINRA and it and its employees and representatives have all required licenses and registrations required by the SEC, FINRA or any other governing body to act under this Agreement;

(iii)         It is empowered under applicable laws and by its Articles of Incorporation and By-laws to enter into and perform this Agreement;

(iv)       All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement;

(v)          No consent, approval, authorization or other order of governmental authority is required in connection with the execution or delivery by the Distributor of this Agreement;

(vi)        There are no actions, suits or proceedings pending or to the knowledge of the Distributor, threatened against the Distributor at law or in equity or before or by any federal or state commission, regulatory body or administrative agency or other governmental body, domestic or foreign, which would be reasonably expected to have a material adverse effect on the business or property of the Distributor;

(vii)        The execution and delivery of this Agreement, the consummation of the transactions herein contemplated and compliance with the terms of this Agreement by the Distributor will not conflict with or constitute a default under any charter, bylaw, indenture, mortgage, deed of trust, lease, rule, regulation, writ, injunction or decree of any government, governmental instrumentality or court, domestic or foreign, having jurisdiction over a Fund, except for such conflicts or defaults that would not reasonably be expected to have a material adverse effect on the business or property of the Distributor;

(viii)        It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement in accordance with industry standards;

(ix)          Each Fund has filed a registration statement (a “Registration Statement”) with the SEC relating to its shares under the Securities Act of 1933, as amended (the “1933 Act”), on Form N-2 which includes a Prospectus. The Registration Statement (including the Prospectus) conforms in all material respects to the requirements of the 1933 Act, the 1940 Act and the rules thereunder; and

(x)           To the extent required by applicable law, the Funds are registered and their shares are qualified for sale in the jurisdictions listed on Exhibit C unless S2K is notified in writing to the contrary. S2K may rely solely on such representation to the extent that S2K will only market a Fund in those jurisdictions where such Fund is registered. The Distributor otherwise assumes no responsibility or obligation as to S2K’s right to market a Fund in any jurisdiction.

7.	Indemnification.

(a)           S2K shall indemnify and hold harmless the Distributor and each of its affiliates, officers, directors, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the Securities Exchange Act of 1934, as amended (the “1934 Act”)), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) S2K’s violation of any of the provisions of this Agreement or (ii) S2K’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement; provided, however, that in no case is the foregoing indemnity to be deemed to protect the Distributor or any of its affiliates, officers, directors, employees, agents or control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act) against any liability to which the Distributor or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the Distributor’s reckless disregard of its obligations and duties under this Agreement.

(b)           The Distributor shall indemnify and hold harmless S2K and each of its affiliates, directors, officers, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), from and against any loss, liability, claim, damage or expense (including the reasonable cost of investigating or defending any alleged loss, liability, claim, damage or expense and reasonable counsel fees incurred in connection therewith), as incurred, arising in connection with (i) the Distributor’s violation of any of the provisions of this Agreement, (ii) the Distributor’s violation of any applicable law, rule or regulation with respect to its conduct under the Agreement, or (iii) any untrue statement of a material fact or any omission of a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading in any advertising or promotional material published or provided by the Distributor to S2K; provided, however, that in no case is the foregoing indemnity to be deemed to protect S2K and its affiliates, directors, officers, employees, agents and control persons (as defined in Section 15 of the 1933 Act or Section 20 of the 1934 Act), against any liability to which S2K or any such person would otherwise be subject by reason of its willful misfeasance, bad faith or gross negligence or by reason of the reckless disregard of S2K’s obligations and duties under this Agreement.

(c)           Any and all claims, losses, cost or expenses shall be limited to actual and direct costs. In no event shall any party be responsible to the other for indirect, special or consequential damages.

8.	Confidentiality.

(a)           Each party to this Agreement shall safeguard and hold confidential from disclosure to unauthorized parties all Confidential Information (as defined below) of the other party or parties. For purposes of this Section 8, the term “Confidential Information” shall mean any and all information which is in any way connected with, derived from or related to the business of a party, including without limitation, any business and financial records, any retail or institutional customer information, computer programs, technical data, investment information, lists, compilations, compositions, programs, plans, devices, descriptions, drawings, methods, techniques, processes, designs, theories concepts or ideas, and any information relating to the pricing or marketing policies, suppliers or customers of a party.

(b)           Confidential Information shall not include information to the extent such information is (i) already known to the receiving party free of any restriction at the time obtained, including information in the public domain; (ii) subsequently learned from an independent third party free of restriction; (iii) known through no wrongful act of any party; or (iv) independently developed by one party without reference to information which is confidential.

(c)           For purposes of this Section 8, only the officers, directors and employees and agents of the parties, including their respective accountants, auditors and attorneys, shall be authorized parties, provided those individuals have a “need to know” the Confidential Information that is consistent with their respective positions and legal obligations and responsibilities. In the event that one party (the “Disclosing Party”) is requested or required by a court of competent jurisdiction or by any regulatory body which regulates the conduct of the Disclosing Party to disclose any Confidential Information of another party (the “Non-Disclosing Party”), the Disclosing Party shall provide the Non-Disclosing Party with prompt notice of any such request or requirement so that the Non-Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by the Non-Disclosing Party, the Disclosing Party is nonetheless, in the opinion of counsel, required to disclose Confidential Information, the Disclosing Party may, without liability hereunder, disclose only that portion of the Confidential Information which such counsel advises the Disclosing Party is required to be disclosed, provided that the Disclosing Party attempt to preserve the confidentiality of the Confidential Information, including, without limitation, by cooperating with the Non-Disclosing Party, at the Non-Disclosing Party’s expense, to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

(d)           Each party further acknowledges and agrees that, in the event of a breach by it of the provisions of this Section 8, the other party or parties will suffer irreparable harm and damages and, accordingly, shall be entitled to seek injunctive or other equitable relief in a court of competent jurisdiction.

(e)           The provisions of this Section 8 shall survive any termination of this Agreement.

9.             Fund Materials. S2K shall be entitled to produce materials (“Fund Materials”) for use in marketing a Fund as described herein, so long as the Fund Materials are produced, reviewed, principally approved, used and filed, where necessary, in accordance with FINRA and SEC regulations and those of any jurisdiction in which a Fund is solicited through use of the Fund Materials. All expenses and costs attributable to the foregoing provision shall be borne by S2K in accordance with Section 2 and Section 5 herein. S2K shall remain liable for any representations made by it or contained in materials produced and approved by S2K for use in marketing the Funds.

10.          Relationship of the Parties. In carrying out the provisions of this Agreement, S2K is, for all purposes, an independent contractor and none of S2K’s offices, directors, employees or representatives is an employee of the Distributor. As an independent contractor, S2K has no authority, express or implied, to speak for, act for or bind the Distributor in any manner whatsoever.

11.          Regulatory Issues.

(a)           It is understood and agreed that in performing S2K’s duties under this Agreement, S2K hereby undertakes to, and will use commercially reasonable efforts to cause each of its representatives, officers, directors or employees who perform services under this Agreement to act in a manner consistent with written instructions received from the Distributor.

(b)           Each party hereto agrees that any “Nonpublic Personal Information,” as the term is defined in Regulation S-P (17 CFR 248.1 – 248.30) (“Reg S-P”), may be disclosed by a party hereunder only for the specific purpose of permitting the other party or parties to perform services set forth in this Agreement. Each party agrees that with respect to such information, it will comply with Reg S-P and any other applicable Federal or state regulations and that it will not disclose any Nonpublic Personal Information received in connection with this Agreement to any party except to the extent required to carry out the services set forth in this Agreement or as required by applicable law.

12.          Use of Names; Marketing Materials. Each party to this Agreement shall obtain the other party’s prior written consent before using any marketing or sales literature related to the consenting party, and shall not use the other party’s names in any marketing or advertising materials without prior written consent from the consenting party.

13.           Miscellaneous Provisions.

(a)           Notices. All notices and other communications hereunder shall be in writing, shall be deemed to have been given when received or when sent by telex or facsimile, and shall be given to the following addresses (or such other addresses as to which notice is given):

To Distributor:

ALPS Distributors, Inc.

1290 Broadway, Suite 1100

Denver, Colorado 80203

Attn: Jeremy O. May, President

Fax: (303) 623-7850

To S2K:

777 Third Avenue

28th Floor

New York, New York 10017

Attn: Steven Kantor

(b)           Entire Agreement. This Agreement contains the entire agreement between the parties hereto concerning the transaction contemplated herein and supersedes all prior agreements or understandings between the parties hereto relating to the subject matter hereof. No oral representation, agreement or understanding made by any party hereto shall be valid or binding upon such party or any other party hereto.

(c)           Amendments. Except as otherwise provided herein, no provision of this Agreement may be amended other than by a writing signed by the Distributor and S2K.

(d)           Severability; Assignment. Each provision of this Agreement is intended to be severable. If any provision of this Agreement shall be held illegal or made invalid by court decision, statute, rule or otherwise, such illegality or invalidity shall not affect the validity or enforceability of the remainder of this Agreement. No party to this Agreement has the right to assign any of its rights or obligations hereunder, except as already set forth under this Agreement.

(e)           Headings. The headings in this Agreement are inserted for convenience and identification only and are in no way intended to describe, interpret, define or limit the size, extent or intent of this Agreement or any provision hereof.

(f)            Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same agreement.

(g)           Application of Law; Consent to Jurisdiction. This Agreement and the application and interpretation hereof shall be governed exclusively by the laws of the State of Colorado. The parties to this Agreement agree that any appropriate state or any Federal Court located in Denver, Colorado shall have exclusive jurisdiction of any case or controversy arising under or in connection with this Agreement and shall be a proper forum in which to adjudicate such case of controversy. The parties hereto consent to the jurisdiction of such courts.

(Signature page follows)

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

“Distributor”

ALPS DISTRIBUTORS, INC.

By:
Name: Steven B. Price
Its: Senior Vice President and Director of Distribution Services

S2K FINANCIAL LLC

By:
Name: Steven Kantor
Its: Chief Executive Officer

[Signature Page to Wholesale

Marketing Agreement]

Exhibit A

NorthStar Real Estate Capital Income Fund

NorthStar Real Estate Capital Income Fund-T

NorthStar Real Estate Capital Income Fund-ADV

NorthStar Real Estate Capital Income Fund-C

Exhibit A

Exhibit B

Fee Schedule

At the direction of each Fund set forth in Exhibit A to this Agreement, ALPS or its designated agent will facilitate the payment of the applicable dealer reallowance fee to S2K (as a percentage of the offering price) in the amounts set forth in each such Fund’s then-current Prospectus.

Note: The following applies to all Funds set forth in Exhibit A to this Agreement with the exception of the NorthStar/Townsend Institutional Real Estate Fund Inc.:

In no event will a Fund’s aggregate selling commissions, dealer manager fees and distribution and servicing fees, if applicable, exceed 8.0% of the aggregate gross proceeds raised in the Fund’s offering. Therefore, the Distributor’s facilitation of the dealer reallowance payments set forth in each Fund’s then-current Prospectus shall cease with respect to the applicable Fund as of the date such 8.0% threshold has been reached with respect to such Fund.

Exhibit B

Exhibit C

Jurisdictions

[List of jurisdictions where the Funds are registered for sale]

Exhibit C